Exhibit 10.1

ADDENDUM NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

THIS ADDENDUM NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the date of the last signatory hereto by and among cbdMD, Inc., a North Carolina corporation with its principal place of business located at 8845 Red Oak Boulevard, Charlotte, NC 28217 (the “Corporation”) and the holders of the Remaining Earnout Rights (as defined herein) set forth on the signature pages hereto (each a “Holder” and collectively the “Holders”). The Corporation and the Holders are sometimes referred to as the “Parties.” This Agreement shall be effective upon the execution hereof by all Parties hereto.

W I T N E S S E T H:

WHEREAS, on December 3, 2018, the Corporation, its wholly-owned subsidiaries and Cure Based Development, LLC, a North Carolina limited liability company (“Cure Based Development”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, on December 20, 2018 the transactions contemplated by the Merger Agreement closed (the “Closing Date”).

WHEREAS, pursuant to the terms of the Merger Agreement CBD Holding, LLC, a North Carolina limited liability company (“CBDH”) received as partial consideration for the transactions contemplated by the Merger Agreement contractual rights (the “Earnout Rights”) to receive up to 15,250,000 shares of the Corporation’s common stock (the “Earnout Shares”) upon the achievement of certain earnout targets as set forth in the Merger Agreement.

WHEREAS, on February 26, 2020, CBDH, in connection with its liquidation, distributed the Remaining Earnout Rights to the Holders.

WHEREAS, following the issuance of the First Marking Period Earnout Shares in February 2020 and the issuance of the Second Marking Period Earnout Shares in March 2021, Earnout Rights (the “Remaining Earnout Rights”) for the possible issuance of up to an aggregate of 6,773,953 Earnout Shares (the “Remaining Earnout Shares”) remain under the terms of the Merger Agreement.

WHEREAS, the Parties hereto desire to amend certain terms of the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereto agree as follows:

1.
Recitals. The foregoing recitals are true and correct and are incorporated herein by such reference. All terms not otherwise defined herein shall have the same meaning as in the Merger Agreement.

2.
Amendment to Third Marking Period. The Third Marking Period is hereby measured as follows:

(a) The determination of the Aggregate Net Revenues within the Third Marking Period shall be made on a quarterly basis for each of the six fiscal quarters within the Third Marking Period (the “Fiscal Quarter Third Marking Periods”) instead of following Third Marking Period End Date. The Fiscal Quarter Third Marking Periods are as follows:

First Fiscal Quarter Third Marking Period:	January 1, 2021 through March 31, 2021
Second First Quarter Third Marking Period:	April 1, 2021 through June 30, 2021
Third Fiscal Quarter Third Marking Period:	July 1, 2021 through September 30, 2021
Fourth Fiscal Quarter Third Marking Period:	October 1, 2021 through December 31, 2021
Fifth Fiscal Quarter Third Marking Period:	January 1, 2022 through March 31, 2022
Sixth Fiscal Quarter Third Marking Period:	April 1, 2022 through June 30, 2022

(b) The Corporation shall prepare a Net Revenue Certificate within 45 days following the end of each of such fiscal quarter within the Third Marking Period instead of following the end of the Third Marking Period (the “Quarterly Net Revenue Certificate”).

(c) Following the determination of the portion of the Third Earnout Shares which shall have been earned in each of the Fiscal Quarter Third Marking Periods, the Corporation shall issue such shares to the Holders pursuant to the terms of the Merger Agreement.

(d) Except as set forth herein with respect to the measure dates within the Third Marking Period, all other terms and conditions of the Merger Agreement with respect to the Earnout Rights and the Earnout Shares remain in full force and effect.

3.
Representations and Warranties of the Holders. Each Holder hereby represents and warrants to the Corporation as follows:

(a) Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by each Holder, the performance of the Holder’s obligations hereunder, and the consummation by the Holder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Holder, and no other proceedings on the part of the Holder us necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Holder, and, assuming this Agreement has been duly executed by the Corporation, this Agreement constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) Ownership of Earnout Rights. The Holder is the sole record and beneficial owner of the Remaining Earnout Rights in the percentage set forth on the signature page hereof, which such Remaining Earnout Rights are owned free and clear of all liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred.

(c) Consents and Approvals. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Holder, or (b) by which the Holder or its properties or assets may be bound or affected, or result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which the Holder is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required in connection with the execution of this Agreement by the Holder or the consummation by it of the transactions contemplated hereby.

4.
Representations and Warranties of the Corporation. The Corporation hereby warrants and represents to Holders as follows:

(a) Organization and Good Standing. The Corporation is an entity duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.

(b) Authority and Enforcement. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The Corporation has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts or Defaults. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby do not and shall not (a) contravene its articles of incorporation or bylaws, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which it is a party or by which it is bound, or any judgment, order or decree, or any law, rule or regulation to which it is subject, (ii) result in the creation of, or give any party the right to create, any lien upon any assets or properties of the Corporation, or (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to which the Corporation is a party.

5.
Miscellaneous.

(a) Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a .PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5(b):

If to the Corporation:	cbdMD, Inc. 8845 Red Oak Boulevard Charlotte, NC 28217 Attention: T. Ronan Kennedy, Chief Financial Officer email: ronan.kennedy@cbdMD.com

with a copy to:	Pearlman Law Group LLP 200 S. Andrews Avenue Suite 901 Fort Lauderdale, FL 33301 Attention: Brian A. Pearlman, Esq. email: brian@pslawgroup.net

If to the Holders:	To the names, addresses and email addresses set forth on the signature page hereof

(c) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) Entire Agreement. This Agreement constitutes the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(g) No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k) Jurisdiction and Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of North Carolina. Each of the parties hereto expressly and irrevocably: (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in United States District Court for the Western District of North Carolina; (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding; and (3) consent to the in personam jurisdiction of United States District Court for the Western District of North Carolina in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court for the Western District of North Carolina and agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.

(l) Role of Counsel. The Parties acknowledge their understandings that this Agreement was prepared at the request of the Corporation by Pearlman Law Group LLP, its counsel, and that such firm did not represent the Holders in conjunction with this Agreement or any of the related transactions. The Holder, as further evidenced by its signature below, acknowledges that it has had the opportunity to obtain the advice (including advice relating to tax matters) of independent counsel of its choosing prior to its execution of this Agreement and that it has availed itself of this opportunity to the extent it deemed necessary and advisable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

Dated: March 31, 2021	cbdMD, Inc.

	By:	/s/ T. Ronan Kennedy
T. Ronan Kennedy, Chief Financial Officer

Holders:

Dated: March 30, 2021	COFFMAN FAMILY OFFICE, LLC, a North Carolina limited liability company
By: Coffman Management, LLC, its Manager

	By:	/s/ R. Scott Coffman
R. Scott Coffman, Manager

Remaining Earnout Rights Interest - 65.65%

Dated: March 30, 2021	JUSTICE FAMILY OFFICE, LLC, a North Carolina limited liability company

	By:	/s/ Shannon L. Justice
Shannon L. Justice, Manager

Remaining Earnout Rights Interest – 10.84%

Dated: March 30, 2021	SUMICHRAST 2017 FAMILY TRUST

	By:	/s/ Martin A. Sumichrast
Martin A. Sumichrast, Trustee

Remaining Earnout Rights Interest – 9.0%

Dated: March 30, 2021	BCEZ INVESTMENTS, LLC, a North Carolina limited liability company

	By:	/s/ Caryn Dunayer
Caryn Dunayer, Manager

Remaining Earnout Rights Interest – 5.0%

Dated: March 31, 2021	CBD NOW, LLC, a North Carolina limited liability company

	By:	/s/ Thomas E. Wicker
Thomas E. Wicker, Manager

Remaining Earnout Rights Interest – 4.75%

Dated: March 30, 2021	A NEW TANK, LLC, a North Carolina limited liability company

	By:	/s/ Cameron S. Coffman
Cameron S. Coffman, Manager

Remaining Earnout Rights Interest – 3.0%

/s/ Paul G. Porter
Dated: March 30, 2021	Paul G. Porter

Remaining Earnout Rights Interest – 1.0%

Dated: March 30, 2021	W61, LLC, a South Carolina limited liability company

	By:	/s/ Linnie Manos
Linnie Manos, Manager

Remaining Earnout Rights Interest – 0.76%